Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-201566 on Form S-3 and Registration Statement No. 333-147420 on Form S-8 of Sucampo Pharmaceuticals, Inc. of our report dated June 24, 2016, related to the financial statements of R Tech Ueno, Ltd. as of March 31, 2015 and 2014 and for each of the three years in the period ended March 31, 2015 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph regarding the differences between accounting principles generally accepted in Japan and those generally accepted in the United States of America), appearing in this Current Report on Form 8-K/A of Sucampo Pharmaceuticals, Inc.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

June 24, 2016